Exhibit 10.12

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered into as of January 23, 2018, by and between ALPHAEON Corporation, a Delaware corporation (“ALPHAEON”) and Evolus, Inc., a Delaware corporation (“Evolus”).

RECITALS

WHEREAS, ALPHAEON is a technology company focused on providing healthcare products and services, including patient financing services;

WHEREAS, Evolus is a medical aesthetics company focused on providing physicians and their patients with expanded choices in aesthetic procedures and treatments;

WHEREAS, to date, ALPHAEON has provided certain services to Evolus relating to, among other things, general and administrative support and development support services;

WHEREAS, the Parties (as defined below) desire to enter into this Agreement in order to set forth the terms and conditions pursuant to which ALPHAEON may provide certain administrative and support services to Evolus and/or Evolus may provide certain administrative and support services to ALPHAEON, subsequent to the Effective Date (as defined below); and

WHEREAS, Evolus further wishes to repay ALPHAEON for a portion of the outstanding intercompany debt obligations owed by Evolus to ALPHAEON in exchange for the satisfaction of the debt in full on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

(a)    “Affiliate” shall mean, with respect to any specified Person (as defined below), any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)    “Costs” shall mean the fully-burdened cost incurred by the Service Provider and its Affiliates during any applicable month to provide the Services. For purposes of this definition, the fully-burdened cost includes without limitation: (i) the costs of any materials used in providing the Services; (ii) the salary, stock option plan or other similar plans, benefits (if any) (including without limitation, medical plans and 401(k) or other retirement plans), employment taxes (if any) of all the Service Provider’s employees involved in providing such services; (iii) related overhead expenses (including without limitation cost of facilities and utilities costs, insurance, and the cost of all general support, operational and business services); (iv) any and all licensing fees paid or payable to Third Parties (as defined below) for any intellectual property incorporated into such services; and (v) any depreciation, amortization or other cost recovery for financial accounting purposes related to assets of the Service Provider to the extent such assets are used in providing the Services; provided, however, that the fully-burdened cost shall not include costs incurred by the Service Provider to engage a Third Party for the purpose of providing Services pursuant to Section 4 of the Agreement.

(c)     “Marks” shall mean and include trademarks, service marks, trade names, domain names, trade dress, logos, and similar designations, whether registered or unregistered, and all applications and registrations therefor.

(d)     “Party” shall mean the Service Provider or the Service Recipient, and “Parties” shall mean the Service Provider and the Service Recipient, collectively.

(e)     “Person” shall mean and include any individual, corporation, trust, estate, partnership, joint venture, company, association, governmental bureau or agency, or any other entity regardless of the type or nature thereof.

(f)     “Representatives” shall mean, with respect to a particular person or entity, all of his, her or its heirs, legatees, personal representatives, direct or indirect parents, wholly or majority-owned subsidiaries, Affiliates and related entities, predecessors, successors and assigns, partners, privities, and any of its or their present and former directors, officers, employees, stockholders, agents, representatives, attorneys, accountants, insurers, and all persons acting by, through, under or in concert with it or any of them.

(g)    “Service Provider” shall mean the Party providing Services to the Service Recipient (as defined below) hereunder.

(h)    “Service Recipient” shall mean the Party receiving Services from the Service Provider hereunder.

(i)    “Third Party” shall mean any entity other than a Party.

(j)     “Works” shall mean any work product, technical knowledge, creations, know-how, formulations, recipes, specifications, rights, devices, drawings, instructions, expertise, trade practices, customer lists, computer data, source codes, analytical and quality control data, Marks, copyrights, commercial information, inventions, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information (as defined below), patents, trade secrets, copyrights, and the like, and all other intellectual property created, authored, composed, invented, discovered, performed, perfected, provided, acquired or learned by the Service Provider, whether solely or jointly with others, whether patented, patentable or not, whether in written form or otherwise, whether disclosed to the Service Provider by the Service Recipient or otherwise, in performing its obligations under this Agreement.

(k)    “Year” shall mean the 12-month period ending on December 31.

2.Engagement; Scope of Services.

(a)    Subject to the terms of this Agreement, the Service Recipient hereby engages the Service Provider to perform the services set forth on Exhibit A attached hereto (collectively, the “Services”). Subject to compliance with the SCM (as defined below), any additional services requested by the Service Recipient that are not included within the Services shall, if mutually agreed upon by the Parties, each in its sole discretion, be negotiated and included in this Agreement through amendments to Exhibit A hereto.

(b)    The scope of the Service Provider’s authority shall be specifically limited to those activities outlined in this Agreement. The Parties hereby covenant and agree to apply the Services Cost Method of U.S. Treasury Regulation § 1.482-9(b) (the “SCM”) and the guidance set forth in Internal Revenue Service Revenue Procedure 2007-13 (or any successor guidance) to any Services rendered under this Agreement. Without limitation of the foregoing, each of the Parties shall use commercially reasonable efforts to comply with the cost allocation, recordkeeping, and documentation requirements of the SCM with respect to any Services rendered hereunder.

3.Relationship of the Parties.

(a)    The Service Provider and the Service Recipient are each independent contractors and not joint venturers, partners, agents, or representatives of the other. The Service Provider shall perform the Services for the Service Recipient under this Agreement as an independent contractor and neither the Service Provider nor its employees, subcontractors or agents shall be deemed to be agents, servants or employees of either of the Service Recipient, nor shall the Service Provider and the Service Recipient be deemed or construed solely by this Agreement to be partners or joint venturers. The Service Provider shall have exclusive control over the direction and conduct of its employees in carrying out the activities required under this Agreement.

(b)    Neither the Service Provider nor its employees, subcontractors or agents shall have the authority to (i) negotiate the terms of or execute contracts and agreements of either of the Service Recipient (including letters of intent, even if non-binding), provided the Service Provider may suggest incorporating certain non-core agreement terms within the parameters and guidelines provided by the Service Recipient; (ii) hire personnel for the Service Recipient; (iii) exercise binding authority with respect to the operations of the Service Recipient; (iv) make binding recommendations to the Service Recipient; (v) make decisions or have decision-making rights with respect to the Service Recipient; (vi) hold itself out as representing the Service Recipient or as having the authority to negotiate the terms of or conclude contracts on behalf of the Service Recipient; or (vii) perform services for the Service Recipient that are not covered by this Agreement.

4.    Engagement of Third Parties. The Service Provider may, with the prior written consent of the Service Recipient, engage such persons, corporations, or other entities as it reasonably deems necessary for the purpose of performing Services under this Agreement; provided, however, that the Service Provider shall remain responsible for the performance of all such Services and shall be considered to engage with such persons, corporations, or other entities in its own name and on its own behalf.

5.    Fees and Expenses. The Service Recipient shall pay the Service Provider the Cost for the Services provided to the Service Recipient hereunder. On a monthly basis, the Service Provider shall present to the Service Recipient an itemized description of the Services performed that month and the respective Cost for such Service. Fees for Services performed by the Service Provider will be billed by the Service Provider to the Service Recipient on a monthly basis. All other costs for Third Party services shall be billed, by or on behalf of the Service Provider, to the Service Recipient, in such manner and format and with such supporting information as the Parties may reasonably agree from time to time. Payment for undisputed invoices received by the Service Recipient shall be due within sixty (60) days after the billing date. Any fees and expenses not paid by the due date thereof shall accrue interest at the safe harbor interest rate based on the applicable federal rate as set forth in U.S. Treasury Regulation § 1.482-2(a)(2)(iii)(B). All fees and expenses shall be invoiced and payable in U.S. dollars.

6.    Payment and Re-Characterization of Debt.

(a)    Within five (5) days after the Effective Date (as defined below), Evolus shall pay to ALPHAEON, $5,000,000 in cash of immediately available funds, to an account designated by ALPHAEON (the “Repayment”), constituting the repayment of a portion of the indebtedness then owed by Evolus to ALPHAEON. Upon the receipt of the Repayment, and after all other applicable set-offs have occurred, all of the then-outstanding indebtedness then owed by Evolus to ALPHAEON (the “Debt”) shall be forgiven and re-characterized as a capital contribution of ALPHAEON.

(b)    For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ALPHAEON, individually and on behalf of its Representatives (as defined below), does fully, finally, and forever release and discharge Evolus as well as its respective Representatives, from all manner of action, causes of action, claims, demands, rights, suits, obligations, debts, contracts, agreements, promises, liabilities, damages, charges, penalties, losses, costs, expenses, and attorneys’ fees, of any nature whatsoever, known or unknown, in law or equity, fixed or contingent, he has or may have based on acts, omissions, or other conduct occurring prior to the date hereof, including, without limitation, any claim arising out of or relating to any demand for payment, or the Repayment of any portion of the Debt, except as set forth in this Agreement.

(c)    ALPHAEON AND EACH OF ITS REPRESENTATIVES ACKNOWLEDGE THAT THE RELEASE AND WAIVER OF RIGHTS PROVIDED IN THIS AGREEMENT INCLUDES RELINQUISHING ALL RIGHTS AND BENEFITS AFFORDED BY SECTION 1542 OF THE CIVIL CODE OF CALIFORNIA (“SECTION 1542”), WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
ALPHAEON AND EACH OF ITS REPRESENTATIVES UNDERSTAND AND ACKNOWLEDGE (I) THE SIGNIFICANCE AND CONSEQUENCES OF A SPECIFIC WAIVER OF SECTION 1542, (II) THAT ALPHAEON AND EACH OF ITS REPRESENTATIVE INTEND TO WAIVE, AND ASSUME THE RISK RELATING TO, EXISTING BUT AS YET UNKNOWN CLAIMS AND (III) THAT THE ALPHAEON AND EACH REPRESENTATIVE HAS BEEN ENCOURAGED HEREBY TO CONSULT INDEPENDENT LEGAL COUNSEL IN RELATION TO ALPHAEON’S AND ITS REPRESENTATIVE’S RELINQUISHMENT OF ALL RIGHTS AND BENEFITS AFFORDED BY SECTION 1542.

7.    Withholding. The Service Recipient shall be entitled to deduct from any payments to the Service Provider the amount of any withholding taxes with respect to such amounts payable, or any taxes in each case required to be withheld by the Service Recipient to the extent that the Service Recipient pays to the appropriate governmental authority on behalf of the Service Provider such taxes, levies, or charges. The Service Recipient shall, upon the request of the Service Provider, deliver to the Service Provider proof of payment of all such taxes, levies, and other charges and the appropriate documentation that is necessary to obtain a tax credit, to the extent such tax credit can be obtained.

8.    Mutual Covenants. The Parties covenant and agree that each shall cooperate reasonably to comply with the requirements of the SCM under applicable Treasury regulations or other administrative guidance. In addition, the Service Provider hereby convents and agrees that it will maintain books and records pertaining to the Services provided in any Year pursuant to this Agreement for seven (7) Years following the performance of such Services and shall make them available for inspection and audit, at the Service Recipient’s expense, by a mutually acceptable independent certified public accounting firm during normal business hours upon reasonable prior written notice to the Service Provider.

9.    Confidential Information.

(a)    The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to another Party (the “Receiving Party”) information that is marked as “proprietary,” or “confidential,” or which would, under the circumstances, be understood by a reasonable person to be proprietary and nonpublic (“Confidential Information”). The Receiving Party shall retain such Confidential Information in confidence. Each Party shall use at least the same procedures and degree of care that it uses to protect its own Confidential Information of like importance, including those procedures used when disclosing Confidential Information to Third Parties, and in no event less than reasonable care.

(b)    Nothing in this Agreement shall prevent the disclosure by the Receiving Party or its employees of Confidential Information that: (i) prior to the transmittal thereof to Receiving Party was of general public knowledge; (ii) becomes, subsequent to the time of transmittal to Receiving Party, a matter of general public knowledge otherwise than as a consequence of a breach by Receiving Party of any obligation under this Agreement; (iii) is made public by Disclosing Party; (iv) was in the possession of Receiving Party in documentary form prior to the time of disclosure thereof to Receiving Party by Disclosing Party, and is held by Receiving Party free of any obligation of confidence to Disclosing Party or any Third Party; or (v) is received in good faith from a Third Party having the right to disclose it, who, to the best of Receiving Party’s knowledge, did not obtain the same from Disclosing Party and who imposed no obligation of secrecy on Receiving Party with respect to such information.

(c)    The Receiving Party shall refrain from using or exploiting any and all Confidential Information for any purposes or activities other than those contemplated in this Agreement or any other written agreement entered into by and between the Parties.

(d)    The Parties’ obligations under this Section 9 shall survive the termination of this Agreement for any reason whatsoever.

(e)    The Parties agree that damages alone will be an insufficient remedy for violations of the terms of this Section 9, and that the Disclosing Party would suffer irreparable damage as a result of a violation. Accordingly, the Disclosing Party shall be entitled, in the event of a breach or threatened breach of this Section 9, to obtain injunctive relief to enforce the provisions of this Section 9. Injunctive relief shall be in addition to any and all other rights or remedies available to the Disclosing Party, including, but not limited to, damages or other relief or remedies for such violation. Assertion or the failure to assert injunctive relief shall not constitute a waiver of any such other rights or remedies. In the event it is necessary for the Disclosing Party to institute legal proceedings to enforce this Section 9, the Disclosing Party will be entitled to recover attorneys’ fees and costs incurred by the Disclosing Party in such proceedings if it prevails in such proceedings.

10.    Ownership of Intangible Property. The Service Provider agrees that all right, title and interest in and to any and all Works will be owned exclusively by the Service Recipient for which the Service Provider performed Services using such Works. All Works, as applicable, shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Service Recipient for which the Service Provider performed Services using such Works. To the extent such Works are not considered “works made for hire,” all right, title, and interest to such Works, including, but not limited to, all copyrights, patents, trademarks, rights of publicity, and trade secrets, is hereby assigned by the Service

Provider to the Service Recipient and the Service Provider agrees, at the Service Recipient’s expense, to execute any documents requested by the Service Recipient or any successor in interest to the Service Recipient, at any time in relation to such assignment. The Service Provider acknowledges and agrees that the Service Recipient is and will be the sole and absolute owner of all Marks, patents, copyrights, trade secrets, business names, rights of publicity, inventions, proprietary know-how and information of any type, whether or not in writing, and all other intellectual property used by the Service Recipient or held for use in the business of the Service Recipient, including all Works. The Service Provider further acknowledges and agrees that any and all derivative works, developments, or improvements based on the Works, shall also be deemed Works and all right, title and interest therein shall be exclusively owned by the Service Recipient. The Service Provider shall cooperate with the Service Recipient, at no additional cost (whether during or after the Term (as defined below) of this Agreement), in the confirmation, registration, protection and enforcement of the rights and property of the Service Recipient and its successors in interest in such Works. The Service Provider shall be entitled to use the Works only for purposes of performing the Services. The Service Provider shall not at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing either Service Recipient’s right, title, or interest in the intangible property. Every use of any Works (and any derivative works, developments, or improvements based on the Works) by the Service Provider shall inure to the benefit of the Service Recipient for which the Service Provider performed Services using such Works.

11.    Use of Trademarks. The Service Recipient shall grant the Service Provider a right to use its Marks only in connection with the Services, provided that if the Service Recipient provides the Service Provider with reasonable written trademark guidelines governing the use of the Service Recipient’s Marks (which guidelines may be updated by the Service Recipient from time to time with prior written notice to the Service Provider), the Service Provider’s use of such Marks shall be subject to such written guidelines so provided. Notwithstanding the foregoing, the Service Provider will comply with all of the Service Recipient’s reasonable instructions and quality control requirements regarding the Service Provider’s use of its Marks. The Service Provider acknowledges that any of the Service Recipient’s Marks are owned and licensed solely and exclusively by the Service Recipient, and agrees to use such Marks only in the form and with appropriate legends as described by the Service Recipient. All use of the Service Recipient’s Marks and associated goodwill will inure to the benefit of the Service Recipient. All rights not expressly granted are reserved to the Service Recipient. The Service Provider shall not remove, cover, or modify any proprietary rights notice or legend placed by the other party on materials used in connection with this Agreement.

12.    Indemnification; Limitation of Liability.

(a)    The Service Provider, to the maximum extent permitted by law, shall defend, protect, indemnify and hold the Service Recipient and its officers, employees and directors, as the case may be (“Indemnified Parties”), harmless from and against any and all losses, demands, damages (including, without limitation, special, consequential and punitive damages awarded to Third Parties), claims, liabilities, interest, awards, actions or causes of action, suits, judgments, settlements and compromises relating thereto, and all reasonable attorney’s fees and other fees and expenses in connection therewith (“Losses”) which may be incurred by an Indemnified Party, arising out of, due to, or in connection with, directly or indirectly, the provision of the Services or failure to provide the Services under this Agreement, except to the extent that such Losses are the result of the gross negligence or willful misconduct of an Indemnified Party.

(b)    The Service Provider’s liability for aggregate Losses under this Agreement for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, shall be limited to the payments made by the Service Recipient under this Agreement for the specific Service that allegedly caused or was related to the Losses during the period in which the alleged Losses were incurred. In no event shall the

Service Provider be liable for any Losses caused by a Service Recipient’s failure to perform the Service Recipient’s obligations under this Agreement.

(c)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR AT LAW OR IN EQUITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY OR ANY OTHER PERSON (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, ACTIONS OF THIRD PARTIES OR ANY OTHER LOSS) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR THE PROVISION OR THE FAILURE TO PROVIDE THE SERVICES.

13.    Term and Termination.

(a)    This Agreement shall commence on the date of the consummation of Evolus’ initial public offering of its common stock, par value $0.00001 per share, under the Securities Act of 1933, as amended (the “Effective Date”) and shall continue until one (1) year after the Effective Date (the “Term”). Thereafter, this Agreement shall renew for successive one (1) year terms, unless terminated by a Party in accordance with this Section 13. A Party may terminate this Agreement at its discretion by giving written notice to the other Party at least sixty (60) days before the proposed termination date. Sections 9 and 24 shall survive the termination of this Agreement. The Service Recipient hereby specifically agrees and acknowledges that all obligations of the Service Provider to provide any and all Services shall immediately cease upon termination of this Agreement. The Service Provider hereby specifically agrees and acknowledges that all of its rights to use Marks pursuant to Section 11 of this Agreement shall immediately cease upon termination of this Agreement. To the extent permitted by applicable law, no Party shall be liable to another Party for, and each Party hereby expressly waives any right to, any termination compensation of any kind or character whatsoever, to which such Party may be entitled solely by virtue of termination of this Agreement.

(b)    Upon termination of this Agreement for any reason, each Party shall cease all use of the other Party’s Confidential Information, and the Service Recipient shall pay Service Provider all accrued and unpaid fees for Services performed through the date of termination.

14.    Compliance with Laws. The Parties shall at all times strictly comply with all applicable laws, rules, regulations, and governmental orders, now or hereafter in effect, including the SCM, relating to their performance of this Agreement. Each Party further agrees to make, obtain, and maintain in force at all times during the Term of this Agreement, all filings, registrations, reports, licenses, permits, and authorizations (collectively, “Authorizations”) required under applicable law, regulation, or order for such Party to perform its obligations under this Agreement. The Service Recipient shall provide the Service Provider with such assistance as the Service Provider may reasonably request in making or obtaining any such Authorizations.

15.    Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the Party giving such notice, election, offer, acceptance, or demand and shall be delivered personally, by messenger, courier service, telecopy, first class mail or similar transmission, to the Party, at its address set forth on the signature pages hereto or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

16.    Force Majeure. If the performance of any part of this Agreement by a Party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Parties, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

17.    Successors and Assigns. This Agreement may not be assigned or otherwise conveyed by any Party without the prior written consent of the other Party. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors, successors in title and assigns to the extent that such assignment is permitted under this paragraph.

18.    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, and communications between the Parties, whether oral or written, relating to the same subject matter. No change, modification, or amendment of this Agreement shall be valid or binding on the Parties unless such change or modification shall be in writing signed by the Party or Parties against whom the same is sought to be enforced.

19.    Remedies Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which the Party may be lawfully entitled.

20.    Other Persons. Nothing in this Agreement shall be construed to prevent or prohibit the Service Provider from providing services to any other Person or from engaging in any other business activity.

21.    Not for the Benefit of Third Parties. This Agreement is for the exclusive benefit of the Parties to this Agreement and not for the benefit of any Third Party.

22.    Further Assurances. Each Party hereby covenants and agrees that it shall execute and deliver such other documents as may be required to implement any of the provisions of this Agreement.

23.    No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

24.    Counterparts. This Agreement may be executed in multiple counterparts, each one of which shall be an original and all of which shall constitute one and the same document, binding on the Parties, and each Party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

25.    Governing Law and Jurisdiction. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES. THE COURTS LOCATED WITHIN THE STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT

TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

26.    Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

[Signature Page Follows]

 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

ALPHAEON:

ALPHAEON CORPORATION

By:	/s/ Simone Blank

Name:	Simone Blank

Title:	Chair ALPHAEON Board

Address:

17901 Von Karman Avenue, Suite 150 Irvine, CA 92614

EVOLUS:

EVOLUS, INC.

By:	/s/ Murthy Simhambhatla

Name:	Murthy Simhambhatla

Title:	CEO

Address:

17901 Von Karman Avenue, Suite 150 Irvine, CA 92614

EXHIBIT A

SERVICES PROVIDED

The Service Provider shall provide those administrative and support services that do not contribute significantly to the fundamental risks of business success or failure of any of the Service Provider or the Service Recipient, and that are eligible to be charged to the Service Recipient without a mark-up on Costs under the SCM and the guidance set forth in Internal Revenue Service Revenue Procedure 2007-13 (or any successor guidance). Such Services may include, but are not limited to:

•	Payroll;

•	Premiums for unemployment, disability, and workers compensation;

•	Accounts receivable;

•	Accounts payable;

•	General administrative Services;

•	Accounting and auditing;

•	Tax;

•	Health, safety, environmental, and regulatory affairs;

•	Budgeting;

•	Treasury activities;

•	Staffing and recruiting;

•	Sublease arrangement for corporate headquarters;

•	Office Services;

•	Benefits;

•	Information and technology Services;

•	Legal Services;

•	Insurance claims management; and

•	Other similar activities.

The Service Provider shall provide such other services as are agreed with the Service Recipient from time to time in accordance with the Agreement.

Exhibit A